Exhibit 99.1

InfoSpace Announces Acquisition of

North American Mobile Media Leader Moviso

BELLEVUE, Wash. (October 21, 2003)—InfoSpace, Inc. (NASDAQ: INSP) today announced a definitive agreement to acquire North American mobile media leader Moviso LLC from Vivendi Universal Net USA for $25 million in cash.

“We are excited to join forces with a leader in the fast growing mobile media space,” said Jim Voelker, chairman and chief executive officer of InfoSpace, Inc. “Together we will be one of the largest players in the mobile data industry, with extensive content offerings, strong carrier relationships and broad subscriber reach.”

Moviso, a wholly-owned subsidiary of Vivendi Universal Net USA Group Inc., is one of the leading providers of mobile media content, entertainment and personalization services in North America, with distribution to major carriers such as Cingular Wireless, Verizon Wireless, T-Mobile and AT&T Wireless. Mobile media, consisting of ringtones, graphics, video and games, is one of the fastest growing segments of the wireless data market. With thousands of titles from more than 250 licensors, such as major music and sound effect companies, celebrities, and audio and graphical studios, Moviso offers one of the largest licensed catalogs of mobile media today. In the third quarter of 2003, Moviso generated more than $3 million in revenue and was close to break-even on an operating basis.

“Together, InfoSpace and Moviso will have a leading position in the exciting mobile media market,” said Kendra VanderMeulen, executive vice president, InfoSpace Mobile. “With expanded end-user reach and an extensive content library, we can offer compelling marketing and promotional opportunities to content brands and media companies, helping to get their content and applications quickly and easily into as many subscriber hands as possible. Carriers will benefit from expanded capabilities and accelerated availability of applications and content to drive their mobile data revenue streams.”

“The acquisition by InfoSpace marks a logical next step in the growth and consolidation of the North American mobile data industry,” said Anthony Stonefield, co-founder and chief strategy officer of Moviso LLC. “The greater base of resources and combined content and distribution make this alliance of companies unparalleled in what it will deliver to the industry.”

InfoSpace Mobile develops, delivers and supports wireless data solutions that make it possible for media companies and content brands to reach a wide audience of wireless subscribers with compelling content and marketing promotions. InfoSpace Mobile’s applications delivery platform is designed for broad user reach, allowing for the delivery of content across multiple carriers and a wide array of mobile devices supporting standards including SMS, MMS, WAP, xHTML, J2ME and BREW. The acquisition of Moviso will allow InfoSpace Mobile to offer an even wider array of content applications to branded content providers and carriers, by adding media, personalization and entertainment services to InfoSpace Mobile’s existing content library.

The transaction is expected to close by the end of 2003, subject to certain conditions.

About InfoSpace, Inc.

InfoSpace, Inc. (NASDAQ:INSP) is a diversified technology and services company that develops Internet and wireless solutions for a wide range of customers. InfoSpace Search & Directory provides Web search and online directory products that help users find the information they need while creating opportunities for merchants. InfoSpace Payment Solutions enables merchants to authorize, settle and manage electronic transactions via its IP-based payment gateway, Authorize.Net. InfoSpace Mobile develops infrastructure, tools and applications that enable carriers and content providers to efficiently develop and deliver mobile data services across multiple devices. More information can be found at http://www.infospaceinc.com.

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CONTACT:

Nancy Bacchieri

V.P.—Communications

(425) 201-8722

nancy.bacchieri@infospace.com

This release contains forward-looking statements regarding the Company’s wireless business and its proposed acquisition of Moviso, LLC. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect InfoSpace’s actual results include InfoSpace’s ability to integrate the proposed acquisition of Moviso LLC, the future performance of Moviso and the rate of adoption by wireless carriers and other customers of mobile media product offerings. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in InfoSpace’s most recent Quarterly Report on Form 10-Q, in the section entitled “Factors Affecting Our Operating Results, Business Prospects and Market Price of Stock.” Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. InfoSpace undertakes no obligation to update publicly any forward- looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.